Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kimbell Royalty Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common units representing limited partner interests	457(c) and 457(h)	6,765,012	$15.69	$106,109,213.22	$0.00014760	$15,661.72
	Total Offering Amounts					$106,109,213.22		$15,661.72
	Total Fee Offsets							—
	Net Fee Due							$15,661.72

(1)	Includes common units representing limited partner interests in Kimbell Royalty Partners, LP (“Common Units”) issuable pursuant to awards under the Amended & Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to register such additional Common Units as may be offered or issued or become issuable to prevent dilution as a result of any unit splits, unit dividends or similar transactions pursuant to the adjustment provisions of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Units as reported on the New York Stock Exchange on May 1, 2024, which was a date within five business days prior to the filing of this registration statement.

(3)	The Registrant does not have any fee offsets.